Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive
Wood Dale, IL 60191
www.psiengines.com

Power Solutions International Announces Agreement to Purchase On-Highway Engine OEM Powertrain Integration

Strategic Purchase Offers Growth Opportunities for US and Overseas Markets

WOOD DALE, IL, May 6, 2015 (GLOBE NEWSWIRE) – Power Solutions International, Inc. (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced it agreed to purchase Powertrain Integration LLC of Madison Heights, Michigan, the on-highway power system manufacturer.

The definitive agreement provides for the purchase of the assets of Powertrain Integration and the assumption of certain liabilities. The purchase price consists of $21.6 million in cash and targeted contingent consideration of $8 million in cash. The purchase is expected to close in about 30 days.

For over ten years, Powertrain Integration (PI) has provided General Motors (GM) on-highway powertrain solutions, including systems, components and services, for niche on-highway OEMs and fleets. The company specializes in alternative-fuel and gasoline systems and offers design, engineering, testing, and engine calibration to deliver one-stop on-highway vehicle integration.

Through its multi-year agreement with Freightliner Custom Chassis Corp., PI equips several prominent customers, including UPS and vehicle manufacturer Morgan Olson. In November 2014, PI announced the delivery of 1,000 GM 6.0-liter propane engine packages to Freightliner for UPS vehicles. PI’s overall 2014 sales for GM 6.0-liter systems exceeded 6,000 units. Recently, the company received a similar order from Freightliner for 600 additional natural gas and propane engines, also for UPS.

With the purchase of Powertrain Integration, PSI solidifies its on-highway market position, knowledge and experience significantly.

“This acquisition fits perfectly into our on-highway strategy,” said Gary Winemaster, PSI’s Chairman and Chief Executive Officer. “We’re not only expanding our product portfolio to give customers more options—we’re also adding PI’s years of on-highway experience, its technical expertise, and its strong customer relationships to our own capabilities.”

Both companies share a long history and strong relationship with GM, which will be simplified by the agreement. PSI is now positioned as the only on-highway OEM integrator for GM powertrains, utilizing the GM 8.0-liter, 6.0-liter and 4.8-liter engine blocks, along with other new options as they become available.

Robert Pachla, Powertrain Integration’s President, added, “This agreement will strengthen and expand the on-highway business model we created ten years ago at PI. We began as an engineering company and will build off of that expertise with PSI. Together, we offer capabilities that are second to none in the global on-highway market.”

Mr. Winemaster said that customers should expect “business as usual” in terms of supporting PI’s current GM engine programs as well as its 8.0-liter V8 powertrain. The 8.0-liter engine powers Freightliner’s S2G medium-duty truck and recently announced box truck platforms.

Winemaster added that with PSI’s financial and executional support, there is a great opportunity to expand those programs into new markets and end-use applications. These applications include the projected $250 million non-diesel RV market and an expanding propane school bus market. He said PSI hopes to build on the solid partnership that PI has developed with Freightliner, as well as further PI’s strong relationships with on-highway OEMs in China and other markets.

For more information on PSI, visit http://www.psiengines.com.

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About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel and gasoline.

PSI develops and delivers complete .97 to 22-liter power systems, including the 8.8-liter engine aimed at the industrial and on-road markets, such as medium-duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

In 2014, PSI acquired Professional Power Products, Inc. (3PI), a leading designer and manufacturer of large, custom-engineered, integrated electrical power generation systems serving the global diesel and natural gas power generation market. 3PI specializes in systems for both standby and prime power applications.

About Powertrain Integration

For over ten years Powertrain Integration (PI) has delivered one-stop General Motors (GM) powertrain solutions. Featuring the GM Powertrain lineup, PI provides the broadest range of components, systems, and services while focusing on the unique needs of niche OEM automakers and fleets. PI specializes in clean power on-highway systems using alternative fuels, as well as gasoline and diesel. Coupled with industry partners, PI develops and produces new green powertrain applications. From low to high volume programs, PI provides complete design, engineering, testing, and production services to deliver OEM engineered vehicle integration.

Contact:

Power Solutions International, Inc.

Daniel P. Gorey

Chief Financial Officer

+1 (630) 451-2290

dan.gorey@psiengines.com

Power Solutions International, Inc.

Jeremy Lessaris

VP of Global Marketing & Communications

+1 (630) 350-9400

jlessaris@psiengines.com